UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 3, 2012

SYNERGY RESOURCES CORPORATION
 (Exact name of registrant as specified in its charter)

Colorado	001-35245	20-2835920
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

20203 Highway 60
Platteville, Colorado 80651
 (Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:      (970) 737-1073

N/A
(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

    Reserve Report for Synergy Resources Corporation as of February 29, 2012.

    Ryder Scott Company, L.P. (“Ryder Scott”) prepared the estimates of our proved reserves, future productions and income attributable to our leasehold interests as of February 29, 2012.  Ryder Scott is an independent petroleum engineering firm that has been providing petroleum consulting services worldwide for over seventy years. The estimates of drilled reserves, future production and income attributable to certain leasehold and royalty interests are based on technical analysis conducted by teams of geoscientists and engineers employed at Ryder Scott. The report of Ryder Scott is filed as Exhibit 99 to this report.

    Our proved reserves include only those amounts which we reasonably expect to recover in the future from known oil and gas reservoirs under existing economic and operating conditions, at current prices and costs, under existing regulatory practices and with existing technology.  Accordingly, any changes in prices, operating and development costs, regulations, technology or other factors could significantly increase or decrease estimates of proved reserves.

    Estimates of volumes of proved reserves at February 29, 2012 are presented in barrels (Bbls) for oil and for, natural gas, in thousands of cubic feet (Mcf) at the official temperature and pressure bases of the areas in which the gas reserves are located.

    The proved reserves attributable to producing wells and/or reservoirs were estimated by performance methods.  These performance methods include decline curve analysis, which utilized extrapolations of historical production and pressure data available through February 29, 2012 in those cases where this data was considered to be definitive.  The data used in this analysis was obtained from public data sources and were considered sufficient for calculating producing reserves.

    The proved non-producing and undeveloped reserves were estimated by the analogy method.  The analogy method uses pertinent well data obtained from public data sources that were available through February 29, 2012.

    Below are estimates of our net proved reserves at February 29, 2012, all of which are located in Colorado:

	Proved
	Developed			Total
	Producing	Nonproducing	Undeveloped	Proved

Oil/Condensate – Barrels	870,745	207,163	2,413,863	3,491,771
Gas - MCF	5,551,989	1,824,607	16,421,174	23,797,770

“Bbl” refers to one stock tank barrel, or 42 U.S. gallons liquid volume in reference to crude oil or other liquid hydrocarbons.  “Mcf” refers to one thousand cubic feet.  A BOE (i.e. barrel of oil equivalent) combines Bbls of oil and Mcf of gas by converting each six Mcf of gas to one Bbl of oil.

Below are estimates of our present value of estimated future net revenues from our reserves, as of February 29, 2012 and August 31, 2011, based upon the standardized measure of discounted future net cash flows relating to proved oil and gas reserves in accordance with the provisions of Accounting Standards Codification Topic 932, Extractive Activities – Oil and Gas.  The standardized measure of discounted future net cash flows is determined by using estimated quantities of proved reserves and the periods in which they are expected to be developed and produced based on period-end economic conditions. The estimated future production is based upon benchmark prices that reflect the unweighted arithmetic average of the first-day-of-the-month price for oil and gas during the twelve months ended February 29, 2012 and August 31, 2011.  The resulting estimated future cash inflows are then reduced by estimated future costs to develop and produce reserves based on period-end cost levels.  No deduction has been made for depletion, depreciation or for indirect costs, such as general corporate overhead. Present values were computed by discounting future net revenues by 10% per year.

	Proved – February 29, 2012
	Developed			Total
	Producing	Nonproducing	Undeveloped	Proved

Future gross revenue	$99,621,487	$25,843,625	$281,037,049	$406,502,161
Deductions	20,655,826	9,022,099	106,380,511	136,058,436
Future net cash flow	78,965,661	16,821,526	174,656,538	270,443,725

Discounted future net cash flow (pre-tax)	$48,085,437	$9,127,898	$65,362,692	$122,576,027

Standardized measure of discounted future net cash flows (after tax)				$88,969,400

	Proved – August 31, 2011
	Developed			Total
	Producing	Nonproducing	Undeveloped	Proved
Future gross revenue	$71,027,480	$18,819,100	$145,392,300	$235,238,880
Deductions	(14,298,253)	(5,647,380)	(61,736,015)	(81,681,648)
Future net cash flow	56,729,227	13,171,720	83,656,285	153,557,232

Discounted future net cash flow (pre-tax)	$33,946,592	$6,995,878	$30,815,373	$71,757,843

Standardized measure of discounted future net cash flows (after tax)				$57,550,414

Item 9.01    Financial Statements and Exhibits

Exhibit #	Description

99	Oil and gas reserve report as of February 29, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 3, 2012

SYNERGY RESOURCES CORPORATION

By:	/s/ Frank L. Jennings
Frank L. Jennings, Principal Financial Officer